Exhibit 99.1

FOR RELEASE
April 20, 2011

Contacts: Rob Stewart	Media Contact: Adam Handelsman
Investor Relations	Managing Director
Tel (949) 480-8300	Lippert/Heilshorn & Associates
Fax (949) 480-8301	(212) 201-6622
ahandelsman@lhai.com

ACACIA RESEARCH REPORTS
FIRST QUARTER FINANCIAL RESULTS

Newport Beach, Calif. – (BUSINESS WIRE) – April 20, 2011 – Acacia Research Corporation(1) (Nasdaq: ACTG) today reported results for the three months ended March 31, 2011.

Acacia Research reported record first quarter revenues of $61,130,000 in the first quarter of 2011, as compared to $39,772,000 in the comparable prior year quarter.  Acacia Research reported quarterly GAAP net income of $12,353,000, or $0.34 per diluted share, for the first quarter 2011, as compared to $18,512,000, or $0.55 per diluted share for the comparable prior year quarter.

Net results for the first quarter of 2011, as compared to the first quarter of 2010, included the impact of the following items:

•	Record first quarter revenues totaling $61,130,000.

•
An increase in our effective tax rate resulting from Korean foreign withholding taxes, totaling $7,425,000, withheld by the Korean tax authority pursuant to the requirements of the United States – Republic of Korea Income Tax Convention on a payment in connection with a licensing arrangement executed with a Korean company in the first quarter of 2011.  Foreign withholding taxes are included in tax expense in the consolidated income statement.

•
An increase in patent amortization expense totaling $2,069,000, or 121% due primarily to the acceleration of $2,383,000 of scheduled patent amortization expense related to recoupable up-front patent portfolio acquisition costs that were recovered from related net licensing proceeds in the first quarter of 2011, pursuant to the provisions of the underlying inventor agreements.

•
An increase in marketing, general and administrative expenses totaling $3,653,000, or 58% due primarily to an increase in non-cash stock compensation charges resulting from an increase in the average grant date fair value of restricted shares expensed during the first quarter of 2011, as compared to the first quarter of 2010, an increase in annual one-time variable performance based compensation charges recorded in the first quarter of 2011, and increases in other variable performance based compensation charges.

Consolidated Financial Results

Overview

Financial highlights and activities during the periods presented included the following:

	Three Months Ended March 31,
	2011	2010

Revenues (in thousands)	$61,130	$39,772
Net income (in thousands)	$12,353	$18,512
Basic income per share	$0.35	$0.60
Fully diluted income per share	$0.34	$0.55
New revenue agreements	35	40
Licensing programs generating revenues	32	29
Licensing programs with initial revenues	8	13
New patent portfolios	8	11

 “Acacia continued its revenue growth in the first quarter of 2011 and increased trailing 12-month revenues to a record $153.2 million.  We have increased working capital since the beginning of the year by 210% to $286.1 million.  As the leader in outsourced patent licensing, we are well positioned to benefit from the new trend of large companies deciding to generate revenues from their patent portfolios,” commented Acacia Chairman & CEO, Paul Ryan.

“During the first quarter Acacia closed its public offering of 5,750,000 shares of common stock. The public offering price was $31.50 per share and the total net proceeds to the Company were $175.3 million, after deducting underwriting discounts and offering expenses,” concluded Mr. Ryan.

Trailing twelve-month revenues were as follows (in thousands):

As of Date:	Trailing Twelve-Month Revenues	% Change

March 31, 2011	$153,187	16%
December 31, 2010	131,829	-5%
September 30, 2010	138,585	53%
June 30, 2010	90,805	1%
March 31, 2010	90,155	-

As of March 31, 2011, on a consolidated basis, we have generated revenues from 99 technology licensing and enforcement programs, as compared to 73 programs as of March 31, 2010.

Summary Financial Results
For the Three Months Ended March 31, 2011 and 2010

Cost of Revenues (in thousands):
	Three Months Ended March 31,
	2011	2010

Inventor royalties & net income attributable to noncontrolling interests	$14,292	$4,448
Contingent legal fees	9,367	4,407

The increase in inventor royalties, including net income attributable to noncontrolling interests, and contingent legal fees primarily reflects the increase in related revenues for the first quarter of 2011. In addition, on a combined basis, inventor royalties, including net income attributable to noncontrolling interests, and contingent legal fees as a percentage of total revenues increased to 39%, as compared to 22% in the comparable prior year quarter.  The economic terms of the inventor agreements, operating agreements and contingent legal fee arrangements, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by our operating subsidiaries.  These expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms generating revenues each period.

	Three Months Ended March 31,
	2011	2010

Litigation and licensing expenses - patents	$3,534	$3,696

First quarter 2011 litigation and licensing expenses-patents decreased slightly due to lower net levels of litigation support, third-party technical consulting and professional expert expenses associated with our continued investment in ongoing licensing and enforcement programs.  The decrease was partially offset by an increase in litigation and licensing expenses incurred in connection with our continued investment in new licensing and enforcement programs commenced since the end of the prior year quarter.  Litigation and licensing expenses-patents fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period. We expect patent-related legal expenses to continue to fluctuate period to period in connection with our current and future patent acquisition, development, licensing and enforcement activities.

	Three Months Ended March 31,
	2011	2010

Amortization of patents	$3,772	$1,703

Non-cash patent amortization charges increased due primarily to the acceleration of scheduled patent amortization related to recoupable up-front patent portfolio acquisition costs that were recovered from related net licensing proceeds in the first quarter of 2011, pursuant to the provisions of the underlying inventor agreements.

Other Operating Expenses (in thousands):
	Three Months Ended March 31,
	2011	2010

Marketing, general and administrative expenses	$7,084	$4,437
Non-cash stock compensation expense - MG&A	2,901	1,895
Total marketing, general and administrative expenses	$9,985	$6,332

First quarter 2011 marketing, general and administrative expenses increased due primarily to an increase in non-cash stock compensation charges resulting from an increase in the average grant date fair value of restricted shares expensed during the first quarter of 2011, an increase in annual one-time variable performance based compensation charges recorded in the first quarter of 2011, an increase in other variable performance based compensation charges, a net increase in engineering and licensing personnel since the end of the prior year period, and a minor net increase in corporate, general and administrative costs.  The fair value of restricted stock awards is determined by the product of the number of shares granted and the grant date market price of the underlying common stock.  Related compensation cost is recognized as an expense on a straight-line basis over the awards vesting period.

Provision for Income Taxes

	Three Months Ended March 31,
	2011	2010

Provision for income taxes (in thousands)	$7,148	$321
Effective tax rate	35%	2%

The increase in the effective tax rate for the first quarter of 2011 reflects the impact of Korean foreign withholding taxes totaling $7,425,000, withheld by the Korean tax authority pursuant to the requirements of the United States – Republic of Korea Income Tax Convention on a payment in connection with a licensing arrangement executed with a Korean company in the first quarter of 2011. In general, foreign taxes withheld may be claimed as a deduction on future U.S. corporate income tax returns, or as a credit against future U.S. income tax liabilities.  We continue to record a full valuation allowance against our net deferred tax assets due to management’s determination that the criteria for recognition have not been met.  As a result, amounts related to foreign taxes withheld are reflected in tax expense in the first quarter of 2011.

Financial Condition (in thousands)

Summary Balance Sheet Information:
	March 31,	December 31,
	2011	2010
Cash & cash equivalents and investments	$315,586	$104,516
Accounts receivable	1,198	7,987
Total assets	337,222	134,784
Accounts payable and accrued expenses	9,179	7,099
Royalties and contingent legal fees payable	21,736	12,760
Total liabilities	31,564	20,931

Summary Cash Flow Information:
	Three Months Ended March 31,
	2011	2010

Net cash provided by (used in):
Operating activities	$36,452	$19,104
Investing activities	(704)	(1,329)
Financing activities	175,348	(1,985)
Increase in cash and cash equivalents	$211,096	$15,790

During the first quarter of 2011, patent related acquisition costs totaled $680,000, as compared to $1,320,000 during the comparable 2010 period.

In the first quarter of 2011, Acacia Research Corporation completed a public offering of 5,750,000 shares of common stock.  The public offering price was $31.50 per share, and the total net proceeds to the Company totaled approximately $175,284,000, after deducting underwriting discounts and related offering expenses.

Refer to the section below entitled “Summary Financial Information” for additional summary consolidated balance sheet, income statement and cash flow information as of and for the applicable periods presented.
______________________________________________

A conference call is scheduled for today.  The Acacia Research presentation and Q&A will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial (888) 646-0797 for domestic callers and (706) 758-6764 for international callers, both of whom will need to enter the conference ID 52505878 when prompted.  A replay of the audio presentation will be available for 30 days at (800) 642-1687 for domestic callers and (706) 645-9291 for international callers, both of whom will need to enter the Conference ID 52505878 when prompted.

The call is being webcast by CCBN and can be accessed at Acacia’s website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research’s subsidiaries partner with inventors and patent owners, license the patents to corporate users, and share the revenue.  Acacia Research’s subsidiaries control over 170 patent portfolios, covering technologies used in a wide variety of industries.  Information about Acacia Research is available at www.acaciatechnologies.com and www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

 This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such statements, such as those of Mr. Ryan pertaining to benefitting from large-company patent trends, are based upon current available information and our current expectations, and speak only as of the date hereof.  Our ability to capitalize on the patent portfolios available from large companies may be dependent on, and adversely affected by, our ability to negotiate and secure rights to such patent portfolios; competition for such patent portfolios; and  technological and market dynamics affecting the value of such portfolios.  In addition, our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved in the most recent quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research's financial results will vary, and may vary significantly, from quarter to quarter.  This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur period to period.

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31, 2011	March 31, 2010

Revenues	$61,130	$39,772

Operating costs and expenses:
Cost of revenues:
Inventor royalties	13,089	3,911
Contingent legal fees	9,367	4,407
Litigation and licensing expenses - patents	3,534	3,696
Amortization of patents	3,772	1,703
Marketing, general and administrative expenses (including non-cash stock compensation expense of $2,901 and $1,895 for the three months ended March 31, 2011 and 2010, respectively)	9,985	6,332
Research, consulting and other expenses - business development	708	372

Total operating costs and expenses	40,455	20,421

Operating income	20,675	19,351

Total other income	29	19

Income from operations before provision for income taxes	20,704	19,370

Provision for income taxes	(7,148)	(321)

Net income including noncontrolling interests in operating subsidiary	13,556	19,049

Net income attributable to noncontrolling interests in operating subsidiaries	(1,203)	(537)

Net income attributable to Acacia Research Corporation	$12,353	$18,512

Net income per common share attributable to Acacia Research Corporation:
Basic income per share	$0.35	$0.60
Diluted income per share	$0.34	$0.55

Weighted average number of shares outstanding, basic	35,182,811	30,847,403
Weighted average number of shares outstanding, diluted	36,448,005	33,411,093

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	March 31,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$313,611	$102,515
Accounts receivable	1,198	7,987
Prepaid expenses and other current assets	2,167	1,679

Total current assets	316,976	112,181

Property and equipment, net of accumulated depreciation	172	135
Patents, net of accumulated amortization	17,586	19,803
Investments - noncurrent	1,975	2,001
Other assets	513	664

	$337,222	$134,784

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$9,179	$7,099
Royalties and contingent legal fees payable	21,736	12,760

Total current liabilities	30,915	19,859

Other liabilities	649	1,072

Total liabilities	31,564	20,931

Total stockholders' equity	305,658	113,853

	$337,222	$134,784

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2011	March 31, 2010
Cash flows from operating activities:
Net income including noncontrolling interests in operating subsidiary	$13,556	$19,049
Adjustments to reconcile net income including noncontrolling interests in perating subsidiary to net cash provided by operating activities :
Depreciation and amortization	3,794	1,728
Non-cash stock compensation	2,901	1,895
Gain on investments	(9)	-
Changes in assets and liabilities:
Accounts receivable	6,789	3,275
Prepaid expenses, deferred fees and other assets	(337)	(406)
Accounts payable and accrued expenses	782	71
Royalties and contingent legal fees payable	8,976	(5,008)
Deferred revenues	-	(1,500)

Net cash provided by operating activities	36,452	19,104

Cash flows from investing activities:
Purchase of property and equipment	(59)	(9)
Sale of available-for-sale investments	35	-
Patent acquisition costs	(680)	(1,320)

Net cash used in investing activities	(704)	(1,329)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	175,284	-
Distributions to noncontrolling interests in operating subsidiary	(880)	(2,484)
Contributions from noncontrolling interests in operating subsidiary	877	-
Excess tax benefits from stock-based compensation	23	-
Proceeds from the exercise of stock options	44	499

Net cash provided by (used in) financing activities	175,348	(1,985)

Increase in cash and cash equivalents	211,096	15,790

Cash and cash equivalents, beginning	102,515	51,735

Cash and cash equivalents, ending	$313,611	$67,525

Business Highlights and Recent Developments(2)

Business highlights of the first quarter of 2011 and recent developments include the following:

●
Acacia Research Corporation closed its public offering of 5,000,000 shares of common stock, as well as 750,000 additional shares of common stock pursuant to the full exercise of the option granted to Barclays Capital.  The public offering price was $31.50 per share and the total net proceeds to the Company are approximately $175.3 million, after deducting underwriting discounts and estimated offering expenses.

●	First quarter 2011 included license fees from 32 of our technology licensing programs including the following:
 ● Audio Communications Fraud Detection technology
 ● Camera Support technology
 ● Catheter Insertion technology*
 ● Computer Architecture and Power Management technology*
 ● Computer Graphics technology
 ● Digital Video Enhancement technology
 ● DMT® technology
 ● Document Generation technology
 ● Facilities Operation Management System technology
 ● Image Resolution Enhancement technology
 ● Improved Commercial Print technology
 ● Interactive Mapping technology
 ● Lighting Control technology*
 ● Location Based Services technology
 ● Magnetic Storage technology*
 ● Manufacturing Data Transfer technology

 ● Messaging technology*
 ● Microprocessor Enhancement technology
 ● Mobile Computer Synchronization technology
 ● Network Remote Access technology
 ● NOR Flash technology*
 ● Online Auction Guarantee technology
 ● Optical Switching technology
 ● Pop-up Internet Advertising technology
 ● Power Management Within Integrated Circuits technology*
 ● Rule Based Monitoring technology
 ● Storage technology
 ● Telematics technology
 ● User Programmable Engine Control technology*
 ● Virtual Server technology
 ● Visual Data Evaluation technology
 ● Website Crawling technology

________________________
(*) Initial license fees were recorded for these licensing programs in the first quarter of 2011.

●	Acacia Research Corporation entered into an agreement with Samsung Electronics Co., Ltd., resolving pending patent matters including those of certain Acacia subsidiaries.

●
Smartphone Technologies LLC announced that they licensed to Samsung a portfolio of patents related to smartphones.  The patents cover inventions created by Access Co., Palm, Palmsource, Bell Communications Research, and Geoworks.

●
AdjustaCam LLC entered into settlement agreements with the following licensees.  The settlement agreements resolve litigation that was pending in the United States District Court for the Eastern District of Texas.

● KYE International Corporation, KYE Systems America Corporation and KYE Systems Corporation Corda Technologies, Inc.	● Phoebe Micro, Inc ● jWIN Electronics Corporation

●
Catheter Flushing LLC entered into license agreements with Becton, Dickinson and Company and Argon Medical Devices, Inc. covering patents generally relating to the catheterization of patients using a guide wire and a flushing port.  The agreements resolve litigation that was pending in the United States District Court for the District of Utah.

●
Data Detection Systems LLC entered into a settlement agreement with Hewlett-Packard Company regarding patents for monitoring computer applications.  The settlement agreement resolves litigation that was pending in the Eastern District of Texas.

●
Data Network Storage LLC entered into a license agreement with International Business Machines Corporation.  The license agreement resolves litigation that was pending in the Southern District of California.

●
Document Generation Corporation entered into a license agreement with the General Electric Company covering patents relating to document generation software.  The agreement resolves litigation that was pending in the United States District Court for the Southern District of Illinois and the United States District Court for the Eastern District of Texas.

●
Greenlight Technologies LLC entered into a license agreement with Pass & Seymour, Inc. and The Wattstopper, Inc. The agreement resolves litigation that was pending in the United States District Court for the Eastern District of Texas.

●
Internal Combustion Solutions LLC entered into a settlement agreement with Harley-Davidson, Inc. The settlement agreement resolves patent litigation Case No. 09-4253 (FLW)(TJB) that was pending in the United States District Court for the District of New Jersey.

●
IP Innovation LLC reached a settlement with Vizio, Inc.  The settlement resolves litigation that was pending in the United States District Court for the Northern District of Illinois involving patents that apply to technology for enhancing image resolution.

●
Kellstrom Integration Solutions LLC entered into a non-exclusive license with DSC Software, Inc., Cideon America, Inc., Riess Corporation, SAP America, LLC and SAP AG.  The agreements resolve Kellstrom Integration Solutions LLC’s claims in patent litigation Civil Action No. 6:10-cv-00355-LED-JDL that was pending in the United States District Court for the Eastern District of Texas.

●
Lambda Optical Solutions LLC entered into settlement agreements with Ciena Corporation and ECI Telecom.  This agreement resolves patent litigation that was pending against Ciena Corporation in the United States District Court for the District of Delaware.

●
Location Based Services LLC entered into a license and settlement agreement with AT&T Mobility LLC, and the case against AT&T Mobility LLC pending in the United States District Court for the Northern District of Ohio (Civil Action Number 4:08-cv-00822) has been dismissed.  The terms of the agreement are confidential.

●
Network Gateway Solutions LLC entered into a settlement agreement with Cisco Systems, Inc.  This agreement resolves patent litigation that was pending in the United States District Court for the Eastern District of Delaware.

●
Spread Spectrum Screening LLC entered into a settlement and license agreement with Dainippon Screen Graphics. The agreement resolves litigation that was pending in the US District Court for the Northern District of Illinois, Civil Action No. 1:10-cv-7248.

●
Telematics Corporation entered into patent license agreements with FleetMatics Group Ltd., Geotab, Inc., and Intergis, LLC.  These agreements resolve patent litigation that was pending in the United States District Court for the Northern District of Georgia.

●	Unified Messaging Solutions LLC entered into a licensing agreement with Microsoft covering a portfolio of patents related to web based email and voice mail messages.

●	Video Enhancement Solutions LLC entered into a Patent License and License Option Agreement with RPX Corporation.

●
Video Enhancement Solutions LLC entered into a settlement agreement with Denon Electronics (USA), LLC.  This agreement resolves patent litigation, Civil Action Case No. 2:10-CV-4370 GW (PJWx), pending in the United States District Court for the Central District of California.

●
WebMap Technologies LLC entered into a settlement and patent license agreement with TomTom N.V.  This agreement settles patent litigation, Civil Action Case No. 2:10-CV-0301, pending in the United States District Court for the Eastern District of Texas.

●
Acacia Research Group LLC and its affiliates continued their patent and patent rights acquisition activities, acquiring a total of 8 new patent portfolios in the first quarter of 2011, including the following:

●	In January 2011, acquired a patent portfolio for DDR SDRAM technology from a major technology company.
●	In January 2011, acquired a patent portfolio for flash memory technology from a major technology company.
●	In January 2011, acquired rights to a patent for radiation therapy technology.
●	In January 2011, acquired rights to a patent portfolio for prescription lens technology.
●	In February 2011, acquired a patent for application authentication technology.
●
In March 2011, acquired from a major telecommunications company rights to over 200 patents covering 3G and 4G cellular air interface and infrastructure technologies.  These technologies may be found in mobile handsets, base stations, routers and other related equipment.

●	In March 2011, acquired DRAM patents from a major semiconductor company
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(1) As used herein, “Acacia Research Corporation,” “we,” “us,” and “our” refer to Acacia Research Corporation and/or its wholly and majority-owned operating subsidiaries.  All intellectual property acquisition, development, licensing and enforcement activities are conducted solely by certain of Acacia Research Corporation’s wholly and majority-owned operating subsidiaries.

(2) Acacia Research Group LLC, AdjustaCam LLC, Catheter Flushing LLC, Data Detection Systems LLC, Data Network Storage LLC, Document Generation Corporation, Greenlight Technologies LLC, Internal Combustion Solutions LLC, IP Innovation LLC, Kellstrom Integration Solutions LLC, Lambda Optical Solutions LLC, Location Based Services LLC, Network Gateway Solutions LLC, Smartphone Technologies LLC, Spread Spectrum Screening LLC, Telematics Corporation, Unified Messaging Solutions LLC, Video Enhancement Solutions LLC, WebMap Technologies LLC are all wholly owned operating subsidiaries of Acacia Research Corporation.